September 17, 2021
David Meek
258 Edgewater Dr.
Gilford, NH 03249

Re:    Offer of Employment
Dear David:
Mirati Therapeutics, Inc. (the “Company” or “Mirati”) is pleased to offer you at-will employment in the position of Chief Executive Officer on the terms and conditions set forth in this letter agreement (the “Agreement”). Certain capitalized terms used in this Agreement have the meanings set forth in Section 11.
1.Employment by the Company. Your employment with the Company shall begin on September 20, 2021, or such date as otherwise agreed to by you and the Company (such actual date your employment begins (the “Start Date”)). This is an exempt position, and during your employment with the Company, you will devote your best efforts and substantially all of your business time and attention to the business of the Company, except for approved vacation periods and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies. You shall perform such duties as are required by the Company’s Board of Directors (the “Board”), to whom you will report. Your primary work location shall be the Company’s office located in San Diego, California following completion of a reasonable transition period to be agreed upon by you and the Company. The Company reserves the right to reasonably require you to perform your duties at places other than your primary office location from time to time, and to require reasonable business travel.
2.Board of Directors. During the term of your employment, you shall also serve as a member of the Board. You agree that, upon a termination or resignation of your employment, you shall immediately resign as a director of the Board effective as of the date of termination.
3.At-Will Employment. Your employment relationship is at-will. Either you or the Company may terminate the employment relationship at any time, with or without Cause or advance notice. Upon termination of your employment for any reason, you shall resign from all positions and terminate any relationships as an employee, advisor, officer or director with the Company and any of its affiliates, each effective on the date of termination.
4.Compensation.
4.1Base Salary. For services to be rendered hereunder, you shall receive a base salary at the rate of seven hundred twenty-five thousand USD ($725,000) per year, subject to standard payroll deductions and withholdings and payable in accordance with the Company’s regular payroll schedule (currently bi-weekly) (the “Base Salary”).

4.2Annual Bonus. You shall be eligible to participate in the Company’s incentive plan applicable to senior executives at a level such that you will have the potential to earn a cash bonus, at target, of sixty-five percent (65%) of your annual Base Salary during such year (the “Annual Bonus”). The amount of such Annual Bonus shall be determined by the Board in its sole discretion, based upon the achievement of you and/or the Company of management objectives to be reasonably established by the Board in consultation with you. These management objectives shall consist of both financial and scientific goals and shall be specified in writing by the Board, and a copy shall be given to you prior to the commencement of the applicable year. You acknowledge there is no assurance that the terms of the incentive plan will remain unchanged or will in any future year provide the same benefits as it has in past years (or any benefits or payments at all) and that the Company may, at its discretion, revise the terms of the incentive plan in advance for any upcoming fiscal year as it applies to you provided always that you will be entitled to participate in any incentive plan made available to senior executives of the Company. Any Annual Bonus amounts shall be subject to standard payroll deductions and withholdings. Except as otherwise provided in Section 10, you generally must continue to be employed through the date the Annual Bonus is paid in order to earn such bonus for any particular year, unless the Board determines, in its sole discretion, that you have earned such bonus prior to such time. In such event, any Annual Bonus payment will be paid to you no later than the later of: (i) the fifteenth (15th) day of the third (3rd) month following the close of the Company’s fiscal year in which such bonus payment is earned or (ii) March 15 following the calendar year in which such bonus payment is earned. Your Annual Bonus for 2021 will be no less than your prorated target Annual Bonus based on the number of days between your Start Date and the end of 2021.
4.3Equity.
(a)You will be granted nonstatutory stock options under the Plan (“Options”) with a grant date fair value of $15,000,000 as calculated in accordance with accounting standards on the applicable date of grant. The Options will be granted to you as an inducement material to you entering into employment with the Company pursuant to the “inducement grant” exception provided under Nasdaq listing rules, and the Company represents that all Options will be registered on an effective S-8 or other registration statement prior to the date on which they become vested. The Options will be granted as soon as practicable following the Start Date and the public disclosure of all Company material, nonpublic information as determined by the Company, which grant date is anticipated to occur on September 22, 2021, and will have an exercise price equal to 100% of the fair market value of the closing price of the Company’s common stock on the date of grant. The shares underlying the Options will vest over a four year period following your Start Date, with 25% of the underlying shares vesting on the first anniversary of your Start Date, and 1/48th of the underlying shares vesting monthly thereafter over 36 months, in each case subject to your continued services with the Company through the applicable vesting dates. The Options will be subject to the terms of the Plan and the option agreement between you and the Company.
(b)Beginning with the annual equity awards to be granted in January 2022, you will be eligible to receive full (non-prorated) annual equity awards commensurate with competitive pay practices and your position with the Company, and with terms and conditions no
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less favorable to you than those applicable to other senior executives of the Company. Our current practice is to grant equity refresher awards each January to continuing employees who are in good standing. Our equity grant practices may be changed at any time and without notice as determined in the Board’s sole discretion.
5.Expenses.
5.1Business Expenses. You will be eligible for reimbursement of all reasonable, necessary and documented out-of-pocket business, entertainment, and travel expenses incurred by you in connection with the performance of your duties hereunder in accordance with the Company's expense reimbursement policies and procedures. You will be reimbursed for your reasonable professional fees incurred in connection with the negotiation and documentation of this Agreement and any related agreements.
5.2Relocation Expenses. It is anticipated that you and your family will relocate to the San Diego metropolitan area on or before June 30, 2022. To help defray your moving and other relocation expenses, you will be eligible for reimbursement through the Company’s relocation vendor of relocation expenses up to $300,000, including temporary housing, moving expenses, closing costs on a house purchase in the greater San Diego area, periodic first class airfare for you between Boston and San Diego and first class airfare between Boston and San Diego for your family members for a reasonable number of house hunting trips, any costs associated with early termination of your lease, furniture and other reasonable temporary living and move-related items and expenses, subject to the submission of any documentation reasonably requested by the Company. The Company shall also provide you with a tax gross-up for applicable federal, state and local taxes paid or anticipated to be paid by you in connection with the reimbursement provided under this Section.
6.Paid Time Off; Paid Sick Leave; Holidays. You will initially be eligible to accrue up to five (5) weeks (or 25 days) of vacation during each calendar year (January 1 - December 31), subject to applicable maximum accrual caps, in accordance with the Company’s paid time off policies as in effect from time to time. You will be granted ten (10) days (or 80 hours) of paid sick leave at the commencement of employment, and thereafter, on January 1st of each calendar year. You will also be eligible for certain paid holidays pursuant to Company policy. The Company reserves the right to cancel or change its policies regarding paid time off, paid sick leave and/or holidays from time to time without amendment of this Agreement.
7.Company Policies; Standard Company Benefits. The employment relationship between the parties shall be governed by the general employment policies and practices of the Company, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control. In accordance with Company practice and subject to the terms and conditions of the applicable Company benefit plan documents, you will be eligible to participate in the generally applicable employee benefit programs provided by the Company to its U.S. based employees from time to time (such as life insurance, health insurance, dental insurance, 401(k), employee stock purchase plan, etc.) in accordance with their terms. The Company reserves the right to cancel or change the benefit plans or programs it offers to its employees at any time.
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8.Proprietary Information Obligations. As a condition of employment, you shall execute and abide by the Company’s Employee Proprietary Information and Invention Assignment Agreement (the “PIIA”), attached hereto as Exhibit A. By signing this letter you are representing that you have full authority to accept this position and perform the duties of the position without conflict with any other obligations and that you are not involved in any situation that might create, or appear to create, a conflict of interest with respect to your loyalty or duties to the Company. You specifically warrant that you are not subject to an employment agreement or restrictive covenant preventing full performance of your duties to the Company. You agree not to bring to the Company or use in the performance of your responsibilities at the Company any materials or documents of a former employer that are not generally available to the public, unless you have obtained express written authorization from the former employer for their possession and use. You also agree to honor your obligations to former employers and any other third parties (if any) during your employment with the Company.
9.Outside Activities During Employment. Except with the prior written consent of the Board, you will not during the term of your employment with the Company undertake or engage in any other employment, occupation or business enterprise; provided that you may continue to serve on the outside boards of directors of up to two publicly traded companies and one privately held company on which you currently serve, and you may seek to replace one or more of such board positions with a new non-competitive outside board position with the written consent of the Board (which will not be unreasonably withheld). You may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of your duties hereunder.
10.Termination; Severance Benefits.
10.1Involuntary Termination. If you are subject to an Involuntary Termination that does not occur within the Change in Control Period, the Company shall pay to you the Accrued Amounts and in addition, you will be entitled to the benefits set forth in this Section 10.1 (the “Severance Benefits”), subject to your satisfaction of all the conditions described in Section 10.4 below.
(a)Cash Severance. You will receive a cash payment equal to (i) twenty-four (24) months (the “Severance Period”) of your Base Salary at the rate in effect immediately prior to your Involuntary Termination (but without giving effect to any prior reduction to Base Salary by the Company which would give rise to your right to resign for Good Reason), plus (ii) two times your target Annual Bonus for the year in which the Involuntary Termination occurs, and plus (iii) notwithstanding the requirement to be employed through the date the Annual Bonus is paid in order to earn such bonus, a prorated portion of your target Annual Bonus for the year in which the Involuntary Termination occurs irrespective of whether the performance goals applicable to such Annual Bonus have been established or satisfied (in each case calculated by reference to your Base Salary rate as in effect immediately prior to your Involuntary Termination, but without giving effect to any prior reduction in Base Salary by the Company which would give rise to your right to resign for Good Reason) subject to applicable payroll deductions and tax withholdings (the “Severance Payment”). The Severance Payment
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shall be paid to you in a lump sum on the first regular payroll date of the Company following the effective date of the Release.
(b)Accelerated Vesting. The vesting and exercisability of all outstanding options, restricted stock unit awards, and other equity awards covering the Company’s common stock that are held by you as of immediately prior to the Involuntary Termination, to the extent such equity awards would otherwise have vested during the Severance Period solely conditioned on your continued services with the Company, shall accelerate vesting in accordance with their applicable vesting schedules as if you had completed an additional number of months of service with the Company equal to the Severance Period as of the date of Involuntary Termination.
(c)Payment of Continued Group Health Plan Benefits. If you are eligible for and timely elect continued group health plan coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 or any state law of similar effect (“COBRA”) following your Involuntary Termination, the Company will pay your COBRA group health insurance premiums for you and your eligible dependents directly to the insurer until the earliest of (A) the end of the period immediately following your Involuntary Termination that is equal to the Severance Period (the “COBRA Payment Period”), (B) the expiration of your eligibility for continuation coverage under COBRA, or (C) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment.  For purposes of this Section, references to COBRA premiums shall not include any amounts payable by you under a Section 125 health care reimbursement plan under the Code.  Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that it cannot pay the COBRA premiums without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then regardless of whether you elect continued health coverage under COBRA, and in lieu of providing the COBRA premiums, the Company will instead pay you on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings (such amount, the “Special Severance Payment”), which payments shall continue until the earlier of expiration of the COBRA Payment Period or the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment.  On the first payroll date following the effectiveness of the Release, the Company will make the first payment to the insurer under this clause (and, in the case of the Special Severance Payment, such payment will be to you, in a lump sum) equal to the aggregate amount of payments that the Company would have paid through such date had such payments instead commenced on the date of your Involuntary Termination, with the balance of the payments paid thereafter on the schedule described above.  If you become eligible for coverage under another employer’s group health plan, you must immediately notify the Company of such event, and all payments and obligations under this subsection shall cease.
10.2Involuntary Termination in Connection with a Change in Control. If you are subject to an Involuntary Termination during the Change in Control Period, then you shall be entitled to the Accrued Amounts and to the benefits set forth in this Section (the “Change in
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Control Severance Benefits”), subject to your satisfaction of all the conditions described in Section 10.4 below.
(a)Cash Severance. You will receive a cash payment equal to: (i) twenty-four (24) months (the “CIC Severance Period”) of your Base Salary, plus (ii) two times your target Annual Bonus for the year in which the Involuntary Termination occurs, and plus (iii) notwithstanding the requirement to be employed through the date the Annual Bonus is paid in order to earn such bonus, a prorated portion of your Annual Bonus for the year in which the Involuntary Termination occurs irrespective of whether the performance goals applicable to such Annual Bonus have been established or satisfied based on the greater of (1) your target Annual Bonus or (2) the actual level of achievement of the applicable performance goals as of the later of the Change in Control or Involuntary Termination, as applicable (in each case calculated by reference to your Base Salary rate as in effect immediately prior to your Involuntary Termination, but without giving effect to any prior reduction in Base Salary by the Company which would give rise to your right to resign for Good Reason), subject to applicable payroll deductions and tax withholdings (the “CIC Severance Payment”). The CIC Severance Payment shall be paid to you in a lump sum on the first regular payroll date of the Company following the effective date of the Release.
(b)Full Accelerated Vesting. Effective as of the later of your Involuntary Termination or the effective date of the Change in Control, the vesting and exercisability of all outstanding stock options, restricted stock unit awards and other equity awards covering the Company’s common stock that are held by you as of immediately prior to the Involuntary Termination shall accelerate vesting in full. For purposes of determining the number of shares that will accelerate vesting pursuant to this Section 10.2(b) with respect to any equity award subject to performance-based vesting for which the performance period has not ended and that has multiple vesting levels depending upon the level of performance, the portion of such award that shall accelerate vesting shall be calculated assuming that the applicable performance criteria were attained at the greater of (1) a 100% level or (2) the actual level of achievement of the applicable performance criteria as of the later of the Change in Control or Involuntary Termination, as applicable. Your equity awards shall remain outstanding following your Involuntary Termination if and to the extent necessary to give effect to this Section 10.2(b). For the avoidance of doubt, vesting acceleration under this subsection is conditioned upon the actual consummation of a Change in Control.
(c)Payment of Continued Group Health Plan Benefits. If you are eligible for and timely elect continued group health plan coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 or any state law of similar effect (“COBRA”) following your Involuntary Termination, the Company will pay your COBRA group health insurance premiums for you and your eligible dependents directly to the insurer until the earliest of (A) the end of the period immediately following your Involuntary Termination that is equal to the CIC Severance Period (the “CIC COBRA Payment Period”), (B) the expiration of your eligibility for continuation coverage under COBRA, or (C) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment.  For purposes of this Section, references to COBRA premiums shall not include any amounts payable by you under a Section 125 health care reimbursement plan under the Code.
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Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that it cannot pay the COBRA premiums without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then regardless of whether you elect continued health coverage under COBRA, and in lieu of providing the COBRA premiums, the Company will instead pay you on the last day of each remaining month of the CIC COBRA Payment Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings (such amount, the “Special Severance Payment”), which payments shall continue until the earlier of expiration of the CIC COBRA Payment Period or the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment.  On the first payroll date following the effectiveness of the Release, the Company will make the first payment under this clause (and, in the case of the Special Severance Payment, such payment will be to you, in a lump sum) equal to the aggregate amount of payments that the Company would have paid through such date had such payments instead commenced on the date of your Involuntary Termination, with the balance of the payments paid thereafter on the schedule described above.  If you become eligible for coverage under another employer’s group health plan, you must immediately notify the Company of such event, and all payments and obligations under this subsection shall cease.
For the avoidance of doubt, in no event shall you be entitled to benefits under both Section 10.1 and this Section 10.2. If you are eligible for benefits under both Section 10.1 and this Section 10.2, you shall receive the benefits set forth in this Section 10.2 and such benefits shall be reduced by any benefits previously provided to you under Section 10.1.
10.3Termination for Cause; Resignation Without Good Reason; Death or Disability. If the Company terminates your employment for Cause, you resign your employment with the Company without Good Reason, or your employment terminates due to your death or Disability or under any other circumstances not involving an Involuntary Termination, you shall only be entitled to the Accrued Amounts. You will not be eligible for, or entitled to any severance benefits, including (without limitation) the Severance Benefits in Section 10.1 and Change in Control Severance Benefits in Section 10.2.
10.4Conditions to Receiving Severance Benefits and Change in Control Severance Benefits. Your receipt of the Severance Benefits in Section 10.1 and the Change in Control Severance Benefits in Section 10.2 of this Agreement will be conditioned upon and subject in all cases to:
(a)You executing, delivering to the Company and allowing to become effective, a waiver and release of claims in a form provided by the Company, which may be included by the Company in a separate separation agreement (the “Release”), within the applicable deadline set forth therein following your Involuntary Termination, and permitting the Release to become effective in accordance with its terms, which effective date of the Release may not be later than sixty (60) days following the date of your Involuntary Termination (such sixty (60) day deadline, the “Release Deadline”);
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(b)Your compliance with your continuing obligations to the Company under this Agreement and the PIIA; and
(c)Your resignation from all offices, directorships and trusteeships then held by you at the Company or any affiliate of the Company, with such resignation to be effective upon your date of Involuntary Termination, unless otherwise requested by the Company.
11.Definitions. The terms used in this Agreement shall have the following meanings:
11.1“Accrued Amounts” means your Base Salary that is earned but unpaid as of your employment termination date, any unreimbursed business expenses payable to you and any accrued but unused personal time off or vacation benefits and any other payments or benefits otherwise earned and payable to you or otherwise as required by law to be paid or provided through your employment termination date.
11.2“Cause” shall mean, for purposes of this Agreement, your (i) material breach of your obligations under this Agreement, the PIIA, or any code of ethics or business conduct policy adopted by the Company from time to time, or of any other material contract with the Company or statutory duty owed to the Company; (ii) refusal to conscientiously and diligently carry out your functions and/or duties after you have received a written demand of performance from the Company which specifically set forth the factual basis for the Company’s belief that you have not substantially performed your functions and have failed to cure such non-performance to the Company’s satisfaction within ten (10) business days after receiving such notice; (iii) commission of any act that is reasonably likely to lead to a conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude under the laws of the United States or of any jurisdiction applicable to you; or (iv) commission or attempted commission of, or participation (whether by affirmative act or omission) in, a fraud against the Company.
11.3“Change in Control” has the meaning ascribed to such term in the Plan.
11.4“Change in Control Period” means the period commencing three (3) months prior to a Change in Control and ending twenty four (24) months following a Change in Control.
11.5“Code” means the U.S. Internal Revenue Code of 1986 (as it has been and may be amended from time to time) and any regulations and guidance that has been promulgated or may be promulgated from time to time thereunder and any state law of similar effect.
11.6“Disability” shall mean that you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than twelve (12) months as provided in Sections 22(e)(3) and 409A(a)(2)(c)(i) of the Code (as it has been and may be amended from time to time) and any regulations and guidance that has been promulgated or may be promulgated from time to time thereunder and any state law of similar effect, and will be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances. The Company shall act upon
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this provision in compliance with the federal Family and Medical Leave Act (if applicable to the Company), the Americans with Disabilities Act (as amended), and applicable state and local laws.
11.7“Good Reason” for you to resign your employment with the Company means the occurrence of any of the following events without your express written consent; provided, however, that any such resignation by you due to any of the following conditions shall only be deemed for Good Reason if: (1) you give the Company written notice of the intent to terminate for Good Reason within sixty (60) days following the first occurrence of the particular condition or conditions that you believe constitutes Good Reason, which notice shall describe such condition(s); provided, however, that failure to provide such notice shall not operate as a waiver of your right to resign employment for Good Reason based on the occurrence of a different condition or subsequent occurrence of the same condition; (2) the Company fails to remedy such condition(s) within thirty (30) days following receipt of the written notice (the “Cure Period”) of such condition(s) from you; and (3) you actually resign employment from all positions you then hold with the Company within the first thirty (30) days after expiration of the Cure Period:
(a)a material reduction in your authority, duties, reporting relationships, status or responsibilities;
(b)a material reduction of your then current Base Salary and/or target Annual Bonus, and regardless of whether implemented in a single reduction or a series of reductions, which the parties agree is a reduction of at least five percent (5%) of your Base Salary or target Annual Bonus; notwithstanding the foregoing, such a material reduction of your Base Salary or target Annual Bonus shall not constitute “Good Reason” if such material reduction was made under a compensation reduction program that commenced at least three (3) months prior to a Change in Control and is applicable generally to the Company’s similarly situated leadership team members;
(c)a requirement that you report to a director or corporate officer or employee instead of reporting directly to the full Board;
(d)any relocation of your principal place of employment to a place that increases your one-way commute by more than thirty-five (35) miles, provided, however, that required travel for Company business shall not constitute “Good Reason”; or
(e)the Company’s material breach of this Agreement or any other material contract between you and the Company.
11.8“Involuntary Termination” means a termination of your employment with the Company pursuant to either (i) a termination initiated by the Company without Cause, or (ii) your resignation for Good Reason or (iii) due to “Redundancy” which shall mean the elimination by the Board of your role or position in the Company, and provided in any case (i), (ii) or (iii) such termination constitutes a Separation from Service. An Involuntary Termination does not
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include any other termination of your employment, including a termination due to your death or disability.
11.9“Plan” shall mean the Company’s 2013 Equity Incentive Plan, as amended from time to time, and any successor plan thereto.
11.10“Separation from Service” means a “separation from service”, as defined under Treasury Regulation Section 1.409A-1(h).
12.Section 409A. It is intended that all of the severance benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations Sections 1.409A1(b)(4), 1.409A1(b)(5) and 1.409A1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A. For all purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulations Sections 1.409A2(b)(2)(i) and (iii)), your right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if you are deemed by the Company at the time of your Separation from Service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation,” then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided to you prior to the earliest of (i) the first date following expiration of the six-month period following the date of your Separation from Service with the Company, (ii) the date of your death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Paragraph shall be paid in a lump sum to you, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred. If the severance benefits are not covered by one or more exemptions from the application of Section 409A and the Release Deadline occurs in the calendar year following the calendar year of your Separation from Service, the Release will not be deemed effective any earlier than the Release Deadline for purposes of determining the timing of provision of any severance benefits.
13.Section 280G.
If any payment or benefit you will or may receive from the Company or otherwise (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment pursuant to this Agreement or
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otherwise (a “Payment”) shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for you. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).
Notwithstanding the foregoing, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for you as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.

Unless you and the Company agree on an alternative accounting firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the change in control transaction triggering the Payment shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the change in control transaction, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The Company shall use commercially reasonable efforts to cause the accounting firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to you and the Company within fifteen (15) calendar days after the date on which your right to a 280G Payment becomes reasonably likely to occur (if requested at that time by you or the Company) or such other reasonable time as requested by you or the Company.

If you receive a Payment for which the Reduced Amount was determined pursuant to clause (x) of the first paragraph of this Section and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, you shall promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of the first paragraph of this Section so that no portion of the remaining Payment is subject to the Excise
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Tax). For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) in the first paragraph of this Section, you shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

14.Arbitration of All Disputes.
14.1Agreement to Arbitrate. To ensure the timely and economical resolution of disputes that may arise between you and the Company, both you and the Company mutually agree that pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by applicable law, you and the Company will submit solely to final, binding and confidential arbitration any and all disputes, claims, or causes of action arising from or relating to: (i) the negotiation, execution, interpretation, performance, breach or enforcement of this Agreement; or (ii) your employment with the Company (including but not limited to all statutory claims); or (iii) the termination of your employment with the Company (including but not limited to all statutory claims). BY AGREEING TO THIS ARBITRATION PROCEDURE, BOTH YOU AND THE COMPANY WAIVE THE RIGHT TO RESOLVE ANY SUCH DISPUTES THROUGH A TRIAL BY JURY OR JUDGE OR THROUGH AN ADMINISTRATIVE PROCEEDING.
14.2Arbitrator Authority. The arbitrator shall have the sole and exclusive authority to determine whether a dispute, claim or cause of action is subject to arbitration under this Section and to determine any procedural questions which grow out of such disputes, claims or causes of action and bear on their final disposition.
14.3Individual Capacity Only. All claims, disputes, or causes of action under this Section, whether by you or the Company, must be brought solely in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences in this Section are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration.
14.4Arbitration Process. Any arbitration proceeding under this Section shall be presided over by a single arbitrator and conducted by JAMS, Inc. (“JAMS”) in San Diego, California, or as otherwise agreed to by you and the Company, under the then applicable JAMS rules for the resolution of employment disputes (available upon request and also currently available at http://www.jamsadr.com/rules-employment-arbitration/). You and the Company both have the right to be represented by legal counsel at any arbitration proceeding, at each party’s own expense. The arbitrator shall: (i) have the authority to compel adequate discovery for the resolution of the dispute; (ii) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award; and (iii) be authorized to award any or all remedies that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS arbitration fees in excess of the amount of court fees that would be required of you if the dispute were decided in a court of law.
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14.5Excluded Claims. This Section shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, including, without limitation, claims brought pursuant to the California Private Attorneys General Act of 2004, as amended, the California Fair Employment and Housing Act, as amended, and the California Labor Code, as amended, to the extent such claims are not permitted by applicable law to be submitted to mandatory arbitration and such applicable law is not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”). In the event you intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration.
14.6Injunctive Relief and Final Orders. Nothing in this Section is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any final award in any arbitration proceeding hereunder may be entered as a judgment in the federal and state courts of any competent jurisdiction and enforced accordingly.
15.Indemnification and D&O Coverage. To the fullest extent permissible under applicable law, you shall be entitled to indemnification (including immediate advancement of all legal fees with respect to any claim for indemnification) and director and officers’ insurance coverage, to the extent made available to other directors and senior executives, in accordance with the certificate of incorporation and the bylaws and all other applicable policies and procedures of Company for expenses incurred or damages paid or payable by you with respect to a claim against you based on actions or inactions by you in your capacity as a senior executive or director of Company. In addition, you will be covered by a separate indemnification agreement on terms lo less favorable to you than indemnification agreements applicable to other executive officers and directors of the Company (the “Indemnification Agreement”).
16.General Provisions. This Agreement, together with the PIIA and the Indemnification Agreement constitutes the entire agreement between you and the Company with regard to this subject matter and is the complete, final, and exclusive embodiment of the parties’ agreement with regard to this subject matter. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. Modifications or amendments to this Agreement, other than those changes expressly reserved to the Company’s discretion in this letter, must be made in a written agreement signed by you and the Company’s Board. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the extent possible in keeping with the intent of the parties. Any waiver of any breach of any provisions of this Agreement must be in writing to be effective, and it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement. This Agreement is intended to bind and inure to the benefit of and be enforceable by you and the Company, and their respective successors, assigns, heirs, executors and administrators. The Company may freely assign this Agreement, without your
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prior written consent. You may not assign any of your duties hereunder and you may not assign any of your rights hereunder without the written consent of the Company. This Agreement shall become effective as of the Start Date and shall terminate upon your termination of employment with the Company. The obligations as forth under Section 8 (Proprietary Information Obligations), Section 10 (Termination; Severance Benefits), Section 12 (Section 409A), Section 13 (Section 280G), Section 14 (Arbitration of All Disputes); and Section 15 (General Provisions) will survive the termination of this Agreement. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of California.
This offer is conditioned on, and subject to, satisfactory proof of your identity and right to work in the United States, and your satisfactory completion of a background check and other applicable pre-employment screenings.
[Signature page to follow]

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We look forward to having you join us. If you have any questions about this Agreement, please do not hesitate to call me.
If you accept employment with the Company on the terms above, please sign below and sign and complete the PIIA attached as Exhibit A, the Indemnification Agreement attached as Exhibit B, and return all three documents by September 20, 2021. Our offer will terminate after such date.

Best regards,
Mirati Therapeutics, Inc.

                        By: /s/ Faheem Hasnain
                        Name:    Faheem Hasnain
                        Title:    Chairman of the Board

                        Accepted and agreed:

                        /s/ David Meek
                         David Meek
                        Date: 9/16/2021

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EXHIBIT A

MIRATI THERAPEUTICS, INC.
EMPLOYEE PROPRIETARY INFORMATION AND INVENTION ASSIGNMENT AGREEMENT

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EXHIBIT B
INDEMNIFICATION AGREEMENT
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